Exhibit 10.20

FIFTH AMENDMENT TO

REVOLVING CREDIT, TERM LOAN, AND SECURITY AGREEMENT

This Fifth Amendment to Revolving Credit, Term Loan, and Security Agreement (the “Amendment”) is made this 11th day of May, 2020 by and among VITAL FARMS, INC., a corporation organized under the laws of the State of Delaware (“Vital Farms”), VITAL FARMS OF MISSOURI, LLC, a limited liability company organized under the laws of the State of Missouri (“Vital Farms Missouri”), VITAL FARMS, LLC, a limited liability company organized under the laws of the State of Montana (“Vital Farms Montana”), SAGEBRUSH FOODSERVICE, LLC, a limited liability company organized under the laws of the State of Delaware (“Sagebrush”), BARN DOOR FARMS, LLC, a limited liability company organized under the laws of the State of Delaware (“Barn Door”), BACKYARD EGGS, LLC, a limited liability company organized under the laws of the State of Delaware (“Backyard”, and together with Vital Farms, Vital Farms Missouri, Vital Farms Montana, Sagebrush, Barn Door and each Person joined as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party (collectively, the “Lenders” and each individually, a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On October 4, 2017, Borrowers, Lenders, and Agent entered into a certain Revolving Credit, Term Loan, and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.” All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B. An Event of Default has occurred under the Loan Agreement as a result of the Borrowers making expenditures or commitments for Capital Expenditures in an aggegrate amount in excess of $3,500,000 for the fiscal year ended December 31, 2019 in violation of Section 7.6 of the Loan Agreement (the “Existing Event of Default”).

C. The Borrowers have requested and the Agent and the Lenders have agreed, subject to the terms and conditions of this Amendment, to (i) waive the Existing Event of Default and (ii) modify certain definitions, terms and conditions in the Loan Agreement.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Waiver of Existing Event of Default. Subject to the terms and conditions contained herein, upon the effectiveness of this Amendment, Agent and Lenders hereby waive the Existing Event of Default; provided, however that such waiver shall in no way constitute a waiver of any other Defaults or Events of Default which may have occurred but which are not specifically referenced as the Existing Event of Default, nor shall this waiver obligate Agent or any Lender to provide any further waiver of any other Default or Event of Default (whether similar or dissimilar, including any further Default or Event of Default resulting from a failure to comply with the terms of the Loan Agreement). Other than in respect of the Existing Event of Default, this waiver shall not preclude the future exercise of any right, power, or privilege available to Agent and Lenders whether under the Loan Agreement, the Other Documents or otherwise. Agent and Lenders have not been advised by the Borrowers of the existence of, and are not otherwise aware of, any Defaults or Events of Default other than the Existing Event of Default, and the Borrowers have represented to Agent and Lenders that no Default or Event of Default, other than the Existing Event of Default, has occurred and is continuing under any of the Loan Documents.

2. Amendments to Loan Agreement. Upon the effectiveness of this Amendment, the Loan Agreement shall be amended as follows:

(a) Existing Definitions. The following definitions contained in Section 1.2 of the Loan Agreement shall be amended and restated in their entirety as follows:

“EBITDA” shall mean for any period with respect to Borrowers on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, plus (f) all charges against income for such period for non-cash compensation, plus (g) all non-cash charges against income for such period in connection with the sale of assets otherwise permitted under this Agreement (other than a write-down of inventory), plus (h) reasonably documented transaction expenses in such period related to the Borrowers’ efforts to pursue an initial public offering to the extent incurred prior to December 31, 2020 and in amounts not to exceed (i) $3,000,000 in the aggregate for the trailing twelve-month period ending March 31, 2020, (ii) $4,000,000 in the aggregate for the trailing twelve-month period ending June 30, 2020, (iii) $6,000,000 in the aggregate for the trailing twelve-month period ending September 30, 2020, and (iv) $4,250,000 in the aggregate for the trailing twelve-month period ending December 31, 2020; provided, that, each add-back to EBITDA included in subclauses (b) through (h) shall only be added back to the extent deducted in the calculation of net income.

“Egg Central Station” shall mean the egg processing center to be located in Springfield, Missouri.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital

Expenditures made during such period (excluding Unfunded Capital Expenditures in an amount not to exceed $2,000,000 made by Borrowers through the fiscal year ending December 31, 2019 in connection with the build-out of Egg Central Station), minus distributions (including tax distributions) and dividends made during such period, minus cash taxes paid during such period to (b) all Debt Payments during such period.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source reasonably selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate reasonably determined by Agent at such time (which determination shall be conclusive absent manifest error), (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8.2, a comparable replacement rate determined in accordance with Section 3.8.2), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Maximum Loan Amount” shall mean $22,700,000.

“Maximum Revolving Advance Amount” shall mean $15,000,000.

(b) Sublimits for Revolving Advances. Section 2.1(b) of the Loan Agreement shall be amended and restated in its entirety as follows:

(b) Sublimits for Revolving Advances. Revolving Advances made to Borrowers against Eligible Inventory shall not exceed in the aggregate, at any time outstanding, the lesser of (i) 50% of the Formula Amount and (ii) $5,000,000.

(c) Alternate Rate of Interest. Section 3.8 of the Loan Agreement shall be amended and restated in its entirety as follows:

3.8 Alternate Rate of Interest.

3.8.1. Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

(c) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or

(d) the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to a Benchmark REplacment Date (as defined below), (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.8.2. Successor LIBOR Rate Index.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Other Documents, if the Agent determines that a Benchmark Transition Event or an Early Opt-in Event has occurred, the Agent may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement in accordance with this Section 3.8.2; and any such amendment shall be in writing, shall specify the date that the Benchmark Replacement is effective and will not require any further action or consent of any other party to this Agreement, including the Borrowers. Until the Benchmark Replacement is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided, however, during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a LIBOR Rate Loan that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of a Domestic Rate Loan, (ii) all outstanding LIBOR Rate Loans shall automatically be converted to Domestic Rate Loans at the expiration of the existing Interest Period (or sooner, if Agent cannot continue to lawfully maintain such affected Eurodollar Rate Loan) and (iii) the component of the Alternate Base Rate based upon the LIBOR Rate will not be used in any determination of the Alternate Base Rate.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Other Documents, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrowing Agent of (i) the effectiveness of any Benchmark Replacement Conforming Changes and (ii) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent pursuant to this Section 3.8.2 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.8.2.

(d) Certain Defined Terms. As used in this Section 3.8.2:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an alternate benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the LIBOR Rate for U.S. dollar denominated credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from the LIBOR Rate to the Benchmark Replacement and (ii) yield- or risk-based differences between the LIBOR Rate and the Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2) a public statement or publication of information by a Governmental Body having jurisdiction over the Agent, the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or a Governmental Body having jurisdiction over the Agent announcing that the LIBOR Rate is no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 3.8.2 and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 3.8.2.

“Early Opt-in Event” means a determination by the Agent that U.S. dollar denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 3.8.2, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(d) Capital Expenditures. Section 7.6 of the Loan Agreement shall be amended and restated in its entirety as follows:

7.6 Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures (a) in an aggregate amount for all Borrowers in excess of $7,000,000 in the fiscal year ending December 31, 2020 and (b) in an aggregate amount for all Borrowers in excess of $3,500,000 in any fiscal year thereafter, provided that such limitations shall not apply to Capital Expenditures financed solely with the proceeds of Equipment Loans.

(e) Schedules. Section 9.2 of the Loan Agreement shall be amended and restated in its entirety as follows:

9.2 Schedules. Deliver to Agent (i) on or before the fifteenth (15th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, and (c) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement), (ii) if Undrawn Availability is less than $5,000,000 at any time, on or before Tuesday of each week, a sales report / roll forward for the prior week and (iii) if Undrawn Availability is less than $5,000,000 at any time, on or before Tuesday of every other week, an Inventory report for the prior two weeks. In addition, each Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably request including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder, provided that, absent the occurrence and continuance of an Event of Default, Agent will not contact any obligor under any Receivable without providing Borrowing Agent at least one (1) Business Days’ advance notice. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any

Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent

3. Representations and Warranties. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all respects as of the date hereof as if made on and as of the date hereof, except for representations and warranties which related exclusively to an earlier date, which shall be true and correct in all respects as of such earlier date;

(b) reaffirms all of the covenants contained in the Loan Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws or other formation documents, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith are valid, binding and enforceable in accordance with their respective terms except as such enforceability may be limited by equitable principles or any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

4. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon satisfaction of the following conditions precedent (all documents to be in form and substance satisfactory to Agent and Agent’s counsel):

(a) Agent shall have received this Amendment fully executed by Borrowers;

(b) Agent shall received an Amended and Restated Revolving Credit Note fully executed by the Borrowers in favor of PNC;

(c) Agent shall have received a non-refundable amendment fee in the amount of $25,000, which shall be fully earned as of the date hereof; and

(d) Execution and/or delivery of all other agreements, instruments and documents requested by Agent to effectuate and implement the terms hereof.

5. Further Assurances. Borrowers hereby agree to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

6. Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for their reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

7. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

8. Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on May 7, 2020, Borrowers were indebted to Agent and Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $1,010,347.17 due on account of Revolving Advances, $2,965,476.22 due on account of the Term Loan and $1,933,065.71 due on account of the Equipment Loans, plus all fees, costs and expenses incurred to date in connection with the Loan Agreement and the Other Documents.

9. Release. In consideration of Agent’s and Lenders’ agreements contained in this Amendment, Borrowers hereby irrevocably releases and forever discharges Agent, Lenders and their respective affiliates, subsidiaries, successors, assigns, partners, members, shareholders, directors, officers, employees, agents, consultants, attorneys and other professional advisors (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which Borrowers ever had or now have against any Released Person which relates, directly or indirectly, to any acts or omissions of any Released Person relating to the Loan Agreement or any Other Document on or prior to the date hereof.

10. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. This Amendment shall, in accordance with Section 5- 1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

(e) Counterparts. This Amendment may be executed in any number of counterparts and by facsimile or electronic transmission, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

VITAL FARMS, INC.

By:	/s/ Jason Dale
Name:	Jason Dale
Title:	Chief Operating Officer

VITAL FARMS OF MISSOURI, LLC
By its Member: Vital Farms, Inc.

By:	/s/ Jason Dale
Name:	Jason Dale
Title:	Chief Operating Officer

VITAL FARMS, LLC
By its Manager: Vital Farms, Inc.

By:	/s/ Jason Dale
Name:	Jason Dale
Title:	Chief Operating Officer

SAGEBRUSH FOODSERVICE, LLC
By its Manager: Vital Farms, Inc.

By:	/s/ Jason Dale
Name:	Jason Dale
Title:	Chief Operating Officer

BARN DOOR FARMS, LLC
By its Manager: Vital Farms, Inc.

By:	/s/ Jason Dale
Name:	Jason Dale
Title:	Chief Operating Officer

[SIGNATURE PAGE TO FIFTH AMENDMENT TO REVOLVING CREDIT, TERM LOAN, AND SECURITY AGREEMENT]

BACKYARD EGGS, LLC
By its Manager: Vital Farms, Inc.

By:	/s/ Jason Dale
Name:	Jason Dale
Title:	Chief Operating Officer

[SIGNATURE PAGE TO FIFTH AMENDMENT TO REVOLVING CREDIT, TERM LOAN, AND SECURITY AGREEMENT]

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender

	By:	/s/ Lauren Wagner
	Name:	Lauren Wagner
	Title:	Vice President

[SIGNATURE PAGE TO FIFTH AMENDMENT TO REVOLVING CREDIT, TERM LOAN, AND SECURITY AGREEMENT]